EXHIBIT 10.3


                        CONTRACT OF SALE


    THIS AGREEMENT made as of this 4th day of August, 1997 between VENTURE STORES, INC., a Delaware corporation whose address is 2001 East Terra Lane, O'Fallon, Missouri 63366-0110 (hereinafter, "Seller"), and KRCV CORP., a Kansas corporation whose address is 3333 New Hyde Park Road, Suite 100, P. O. Box 5020, New Hyde Park, New York 11042-0020 (hereinafter, "Purchaser").

                      W I T N E S S E T H:

    WHEREAS:

    1. Seller represents it owns (a) fee simple title to those certain parcels of real estate (hereinafter collectively referred to as the "Fee Parcels" and individually as a "Fee Parcel") located and described as set forth in Exhibit 1 (Seller's tenancy-in-common interest in and to certain land adjoining the Downer's Grove Fee Parcel shall also be considered a Fee Parcel); and (b) the tenant's entire right, title and interest in and to certain leases for locations described in Exhibit 2 (hereinafter collectively referred to as the "Leased Parcels " and individually as a "Leased Parcel"), on each of which (except for the photo studio in O'Fallon, Missouri, the distribution center in Corsicana, Texas [the "Distribution Center"], and the land in North Richland Hills, Texas) it currently operates or formerly operated a Venture retail store. Each of such Fee and Lease Parcels is sometimes hereinafter individually referred to as a "Parcel"; and all of same are hereinafter collectively referred to as the "Parcels."

    2.  Seller wishes to sell and Purchaser wishes to purchase
Seller's fee or leasehold interests in and to such Parcels.

    3. As a condition to such purchase, Purchaser has required that Seller grant Purchaser certain option and other rights regarding certain other leasehold interests of Seller, including those subject to a certain Master Lease with Metropolitan Life Insurance Company ("MetLife "), and Seller is willing to grant such option and other rights.

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

    1. DEFINITIONS. For this Agreement, the following expressions shall have the meanings hereinafter set forth.

        1.1 "Real Estate" means, with respect to each Parcel, Venture's entire right, title and interest in and to the land described on Exhibits 1 and 2 and all of the buildings, building fixtures (including pylon structures), and other real property improvements constructed thereon, but expressly excluding any Trade Fixtures of Seller, as defined in the Venture Lease, other than the Distribution Fixtures, which are included in this sale.

        1.2 "Overlease" means any lease between a fee owner (or lessee or ground lessee) as landlord and Venture as tenant, covering or with respect to any Leased Parcel. That certain lease dated September 16, 1985 between Cook County, Illinois, as landlord and The May Department Stores Company, Seller's predecessor in interest, covering certain land used as common areas in conjunction with the Elston, Illinois Fee Parcel, Venture Store #168 (hereinafter the "Elston Lease"), shall also be considered an Overlease. All Overleases as of the date hereof are listed on
Exhibit 6.

        1.3 "Venture Store" means, with respect to any Parcel, that portion thereof currently or formerly being occupied and used by Venture as a Venture discount department store.

        1.4 "Space Lease(s)" means all tenant ground lease(s), space lease(s), license(s), concessions or other occupancy or use agreements where Venture is the landlord, sublandlord or licensor, including all modifications, addenda and supplements thereto and guarantees thereof, applicable to any part of the Real Estate. However, "Space Leases" will not include license, concession or other occupancy or use agreements for departments of any Venture Stores which would not in any event be binding upon or required to be recognized by Purchaser by reason of termination on closing of the Venture Store or otherwise. All existing Space Leases as of the date hereof are listed on Exhibit 3.

        1.5 "Direct Assignment Space Leases" means those Space Leases listed on Exhibit 4.

        1.6     "Collateral Assignment Space Leases" means those
Space Leases listed on Exhibit 5.

        1.7 "Personal Property" means, with respect to each Parcel, the relevant working files which are in the possession of Seller and are required for the efficient operation of the Real Estate, including sepias, drawings, surveys, plans and specifications; and (unless needed by Seller to operate) all licenses, permits, certificates of occupancy (or local equivalent) in the possession of or available to Seller.

        1.8 "Property" means, with respect to each Parcel, collectively all of Seller's rights and interest in the Real Estate and all the other assets described in Article 2.

        1.8     "Closing Date" means the date referred to in
Section 9, and on which Closing occurs. "Closing" means the event whereby title to all of the Property is actually conveyed by Seller to Purchaser and the Purchase Price paid by Purchaser and received by Seller in accordance with Section 3.

        1.9 "Venture Lease" means a single, unitary net lease for all of the rentable space in the Parcels currently occupied by Venture or under Collateral Assignment Leases, in form acceptable to Seller and Purchaser, to be entered into at Closing between Purchaser as Landlord and Seller as Tenant.

        1.10 "Permitted Exceptions" means, with respect to each Parcel, (i) the lien of real estate taxes not yet due and payable, and (ii) easements and other matters of record acceptable to Purchaser, which acceptance shall be evidenced by Purchaser's acceptance of deeds or assignments of leases. Mortgages, judgments and other monetary liens (except for current taxes as aforesaid, and except for the Principal Mortgage and mortgages on interest of Landlords under Overleases where there is non-disturbance), and leases other than the Space Leases shall not be Permitted Exceptions.

        1.11 "Insolvent" means the inability to pay debts in the ordinary course of business as they mature; or unreasonably small capital for the business intended to be conducted. In addition, a person or entity is insolvent if the sum of its debts is greater than the sum of all of its property at a fair valuation.

        1.12 "Hazardous Substances" means any hazardous or toxic substances, materials or wastes including, but not limited to, oil and petroleum products, asbestos, PCBs and those substances, materials, or wastes now or hereafter listed in the United States Department of Transportation Hazardous Materials Table at Section 49 CFR 172.101 and amendments thereto, or such substances, materials or wastes otherwise now or hereafter regulated under any applicable federal, state or local laws covering the environment and/or toxic or hazardous wastes or substances.

        1.13 "Met Lease" means, collectively, that certain Master Lease between MetLife as landlord and Venture as tenant dated May 18, 1990, as amended by Amendments dated June 15, 1990 and August 16, 1990, and that certain lease of even date therewith covering Bedford Park..

        1.14 "Met Parcels" means, collectively, all land and improvements leased to Venture under the Met Lease, and "Met Parcel" means, individually, any leasehold or subleasehold interest held by Venture as tenant in and to any individual location covered by the Met Lease. All Met Parcels are set forth in Exhibit 14.

        1.15 "Distribution Fixtures" means all machinery, equipment, vehicles, fixtures, and trade fixtures (including without limitation any racks, conveyor systems and forklifts) used in the operation of the Distribution Center, including without limitation those listed in Exhibit 16.

        1.16 "Principal Parcels" means, collectively, Seller's entire right, title and interest in and to all Parcels encumbered by the Principal Mortgage, and "Principal Parcel" means, individually, any such Parcel.

        1.17 "Principal Mortgage" means that certain loan agreement dated July 3, 1990 by and between Principal Mutual Life Insurance Company ("Principal") and Seller, as amended, and any mortgage, deed of trust or other lien on any Parcel securing the debt referred to therein.

        1.18 "Purchaser Designee" means any corporation wholly-owned by Kimco Realty Corporation.

        1.19    "Option Lease Parcels" means, collectively,
Seller's entire right, title and interest in and to certain leases for locations described in Exhibit 15; and "Option Lease Parcel", when used individually, refers to any such Parcel.

        1.20 "Corsicana Option Contract" means that certain agreement between Seller and Raymond Hayes dated May 7, 1992 wherein Seller has been granted an option to purchase approximately
11.56 acres of land adjacent to the Distribution Center.

    2. SALE AND PURCHASE. Seller agrees to sell, convey, assign and transfer to Purchaser (or, at Purchaser's option with regard to any Leased Parcel, to a Purchaser Designee), and Purchaser agrees to purchase and acquire from Seller (or, with regard to any Leased Parcel at Purchaser's option, Purchaser agrees to cause a Purchaser Designee to purchase and acquire), subject only to the Permitted
Exceptions:

        (i) With regard to all Fee Parcels, all of Seller's right, title and interest in and to: (a) The Real Estate, (b) land lying in the bed of any street, road or avenue, opened or proposed, if any, in front of or adjoining the Real Estate, strips or gores adjoining the Real Estate, if any, (c) all appurtenances and hereditaments appertaining to the Real Estate, including without limitation any easements, (d) all awards made or to be made to Seller for the Parcel or any part thereof by reason of a taking by eminent domain or in lieu thereof, except as otherwise set forth in the Venture Lease, (e) except as otherwise set forth in the Venture Lease, any unpaid award for damages to the Real Estate by reason of change of grade of any street (Seller hereby agreeing to execute and deliver to Purchaser, on the Closing Date or thereafter, all proper instruments for collection of any such award), (f) any Personal Property, (g) any Direct Assignment Space Leases, and (h) with regard to the Distribution Center, all Distribution Fixtures;

        (ii) With regard to all Leased Parcels, all of Seller's right, title and interest in and to (a) the Overlease and any appurtenances pertaining thereto, including without limitation any easements, (b) any Personal Property, and (c) any Direct Assignment Space Leases.

    3. PURCHASE PRICE. The "Purchase Price" for all of the Property is a sum equal to (i) SEVENTY MILLION FIVE HUNDRED THOUSAND ($70,500,000.00) DOLLARS (the "Cash Portion of the Purchase Price" (subject to the conditions as to payment of portions of same hereinafter set forth in this Article 3), plus
(ii) a sum equal to the outstanding principal balance on the Closing Date of the Principal Mortgage; which shall be and be deemed allocated among the Parcels for all purposes (including without limitation payment of all Transfer Taxes and amounts of title insurance premiums) as set forth in Exhibit 7 hereto. The Purchase Price shall be payable as follows:

        (a) The sum of Fifty-Five Million Fifty-Eight Thousand Four Hundred Fifty-Nine and 74/100 ($55,058,459.745) Dollars shall be payable at Closing (subject to any adjustments thereto specifically set forth in this Agreement) by wire transfer of immediately available federal funds to Seller's account.

        (b) The sum of Two Million Two Hundred Sixty-Five Thousand ($2,265,000.00) Dollars will be paid, with respect to the Roeland Park, Kansas Lease Parcel (Venture Store #22), and the sum of Two Hundred Thousand ($200,000.00) Dollars will be paid, with respect to the Forest Park, Illinois Lease Parcel (Venture Store #63) and the sum of Two Hundred Thousand ($200,000.00) Dollars will be paid, with respect to the Niles, Illinois Lease Parcel (Venture Store #69), if, as and when the consent of the landlord under the respective Overlease for each such Parcel to all transactions contemplated hereby (i.e., assignment to Purchaser Designee, sublease to Purchaser, and lease back to Venture), in form reasonably acceptable to Purchaser, have been obtained. Seller agrees to use its best efforts, including without limitation bringing lawsuits, if required, to obtain such consents. If despite the use of such best efforts and the bringing of such lawsuits, it is adjudicated that either (or both) such landlord consents may be denied, and as a result thereof the relevant Overlease is canceled due to default, then (i) the Purchase Price shall be reduced by (and Purchaser may retain) the amount set forth in this paragraph allocable to such Parcel, (ii) such Parcel shall, pursuant to the terms of the Venture Lease, be dropped therefrom, and (iii) the annual Base Rent under the Venture Lease shall, effective upon such termination, be reduced by an amount equal to twelve and three-quarters (12.75%) percent of the amount of the Purchase Price so retained by Purchaser.

        (c) A sum of up to an aggregate of Twelve Million Seven Hundred Thousand Seventy-Six Five Hundred Forty and 26/100 ($12,776,540.26) Dollars will be paid, with respect to the Parcels marked with an asterisk in Exhibit 8 , if, as and when the "Title Conditions" (as hereinafter defined) are fully met within sixty
(60) days following the Closing. Such amount is hereinafter referred to as the "Title Condition Purchase Price Portion". The aggregate of all sums in the "Total Allocation" column of Exhibit
8 with regard to such asterisked Parcels is herein referred to as the "Total Amount". If, as and when the Title Conditions are met with regard to any Parcel in Exhibit 8, the amount of the Purchase Price set forth in the Total Allocation column of Exhibit 8 allocable to such Parcel shall be deducted from the Total Amount. When the Total Amount is equal to the then amount of the Title Condition Purchase Price Portion, then (and only then) the amount of the Purchase Price allocable to that Parcel shall be deducted from the Title Condition Purchase Price Portion (up to, but not more than, the remaining balance thereof) and paid to Seller. The "Title Conditions" shall mean that Commonwealth Land Title Insurance Company (or another national title company reasonably acceptable to Purchaser) shall have issued, at Seller's sole cost, an ALTA Form B Fee (or Leasehold, as the case may be) policy in the amount set forth in the Total Allocation column of Exhibit 8 for such Parcel, with extended coverage, and any affirmative insurance reasonably requested by Purchaser, all in form reasonably acceptable to Purchaser, and showing that Purchaser (or a Purchaser Designee, if applicable) has valid and marketable title to such policy, subject to no exception for intervening liens prior to recording the deed and no other liens or encumbrances other than
(i) the Space Leases; (ii) for the Principal Parcels, the Principal Mortgage; (iii) for Leased Parcels, fee mortgages provided there is non-disturbance protection running to Purchaser; (iv) current real estate taxes not yet due and payable; (v) reciprocal easement agreements heretofore delivered to and reviewed by Purchaser; and
(vi) utility and other easements and other matters of record (other than liens or instruments giving any party a possessory right or an option to purchase) which do not either restrict or impair the use of the Parcel for retail purposes or materially impair the value thereof. If any such title report (on which a policy will be based) shows a lien in an ascertainable dollar amount and Seller does not make satisfactory arrangements with the title company to remove same, the portion of the Purchase Price allocable to such Parcel set forth in the Total Allocation column of Exhibit 8 shall be reduced and the Title Condition Purchase Price Portion shall be reduced (and Purchaser shall have no further obligation to pay same) by a sum equal to the amount of any such lien. Seller agrees to use its best efforts, at its sole cost, including without limitation delivery of any instruments, affidavits, indemnities, escrows, and/or bonds as the title company may reasonably request, to cause all Title Conditions to be met as promptly as possible. The provisions of this Section 3(c) shall not reduce or impair Seller's liability for any breach of representation elsewhere set forth in this Agreement, except and to the extent of the actual reduction in the Purchase Price pursuant to the foregoing provisions. If despite the use of such best efforts, the Title Conditions are not fully met with respect to any Parcel within sixty (60) days following Closing, then (i) the Purchase Price shall be reduced by (and Purchaser may retain) the amount set forth in this paragraph allocable to such Parcel, (ii) such Parcel shall be dropped from the Venture Lease, (iii) the annual Base Rent under the Venture Lease shall, effective upon such termination, be reduced by an amount equal to twelve and three-quarters (12.75%) percent of the amount of the Purchase Price so retained by Purchaser, and (iv) Purchaser shall, at Seller's sole cost (including without limitation payment of all transfer and recording taxes), reconvey the Parcel to Seller without any liability to Purchaser. Notwithstanding the foregoing: (i) Purchaser shall not have to reconvey any Parcel unless and until Purchaser has retained from the Title Condition Purchase Price Portion a sum which, after deducting all other sums theretofore retained by Purchaser from the Title Condition Purchase Price Portion, would equal the full amount of such Parcel in the "Total Allocation" Section of Exhibit 8.

        (d) A sum equal to the outstanding principal balance of the Principal Mortgage on the Closing Date shall be paid by Purchaser accepting title to the Principal Parcels, by assuming the Principal Mortgage.

        With regard to any amount of the Purchase Price not paid at Closing pursuant to Section 3(b) and/or Section 3(c): If, for so long as, and to the extent any of such amounts have not been either
(x) paid to Seller, or (y) retained or applied by Purchaser with no obligation to pay same to Seller (such amounts which have not been paid or retained as set forth in [x] or [y] being collectively referred to as the "Aggregate Contingent Purchase Price"), Seller shall receive, on a monthly basis (on the first day of each month) a credit against Base Rent under the Venture Lease in an amount equal to an annual rate of twelve and three-quarters (12.75%) percent interest on the amount of the Aggregate Contingent Purchase Price for the immediately preceding month (it being understood that any such credit shall immediately cease to accrue with regard to any portions of the Aggregate Contingent Purchase Price paid or retained as set forth in [x] and [y]).

    4.  ADJUSTMENTS AND PRORATIONS.

        4.1 As hereinafter set forth, at Closing Purchaser as Landlord and Seller as Tenant shall enter into the Venture Lease for all Parcels pursuant to which Seller as Tenant will continue to be responsible for all real estate taxes, utilities, Overlease rent and all other expenses regarding each Parcel (except as expressly otherwise set forth in the Venture Lease), and will be entitled to continue to collect rent under the Collateral Assignment Space Leases. In view of the foregoing, there shall be no proration at Closing of any of said items of income or expenses if and to the extent same would not be appropriate.

        4.2 Notwithstanding the foregoing, at Closing Seller shall pay (or Purchaser at its option may take a credit against the Purchase Price for) the following amounts with respect to each Parcel (or all Parcels, as the case may be):

            (a) Rent under the Venture Lease for the balance of the month of August 1997;

            (b) All payments required to be made to Landlord by the Venture Lease for periods through and including August 31, 1997;

            (c) All of the following expenses paid or incurred by Purchaser in connection with the transaction contemplated hereby for all Parcels: any and all transfer, conveyance, deed, recording and/or documentary stamp taxes, fees and similar costs and charges relating to, or with respect to, the conveyance and transfer of the Property, and the execution and/or recordation of the Venture Lease or any sublease from a Purchaser Designee to Purchaser (hereinafter collectively referred to as "Transfer Taxes"); all title insurance premiums, fees and charges for owners or leasehold title policies in the aggregate amount of the Purchase Price, in form acceptable to Purchaser including all endorsements Purchaser deems appropriate in its sole discretion; all survey costs for survey preparation, update, inspection and/or recertification; all costs of Purchaser's environmental and/or physical consultant and/or inspections, and all costs of Purchaser's outside counsels. Notwithstanding the foregoing, Purchaser shall pay all costs of its in-house counsel and shall not be entitled to reimbursement for such expenses.

        4.3 Further notwithstanding the foregoing, all rent and additional rent under the Direct Assignment Space Leases shall be pro-rated and apportioned on the Closing Date, as of 11:50 P.M. of the day immediately preceding Closing, in accordance with the following provisions:

            (a) Purchaser shall receive a credit at Closing for base or minimum rent and any monthly estimates for taxes, CAM, etc., under all Direct Assignment Space Leases for the period from the Closing Date through and including August 31, 1997. Seller may retain all August 1997 base or minimum rent and such monthly escalation payments under all Direct Assignment Space Leases (collectively "August Rents") it may have heretofore collected or may hereafter receive; and Purchaser shall promptly pay over to Seller the entire amount of any August Rents Purchaser may hereafter receive;

            (b) Real estate tax payments (other than those included in August Rents) under Direct Assignment Space Leases shall be prorated on a per diem basis as and when collected. Purchaser shall not be obligated to make any payment or give any credit to Seller on account of or by reason of any rental or other payments which are unpaid as of the date of Closing, but shall be required merely to turn over Seller's share of the same within thirty (30) days if, as and when received by Purchaser after the Closing (subject to Section 4.4). Purchaser shall not be required to institute any action or proceeding to collect any rent delinquencies;

            (c) Percentage rent (i.e., that portion of the rent payable to the landlord by the tenant under a Direct Assignment Space Lease which is a percentage of the amount of sales or of the dollar amount of sales), if any, payable under each Direct Assignment Space Lease shall be prorated with respect to the lease year thereunder in which the Closing occurs on a per diem basis as and when collected. Any percentage rent collected by Purchaser including any percentage rent which is delinquent and pertaining to
(i) an entire lease year or accounting period of a tenant under a Direct Assignment Space Lease which ends on a date prior to the date of Closing, and (ii) that portion of a lease year or accounting period of such tenant covering a period prior to the date of Closing where such lease year or accounting period begins prior to the date of Closing and ends thereafter shall in both cases (subject to Section 4.4) be paid to Seller within thirty (30) days of receipt by Purchaser. Purchaser shall not be required to institute any action or proceeding to collect any delinquent percentage rent;

            (d) Common area maintenance expenses and charges relating to Direct Assignment Space Leases shall be prorated. Seller shall be responsible for all common area expenses and charges relating to Direct Assignment Space Leases incurred prior to Closing, and Purchaser shall be responsible for the same subsequent to Closing (subject to the relevant provisions of the Venture Lease). All common area expense payments made by each tenant and such charges paid under its Direct Assignment Space Lease for the entire lease year during which the Closing occurs, including end-of-year adjustments, if any, shall be prorated between Seller and Purchaser in the following manner: Prior to Closing, Seller shall deliver to Purchaser, with regard to each Direct Assignment Space Lease Tenant required to pay common area charges ("CAM Charges") under its lease, a detailed computation showing all CAM Charge expenses incurred by Seller for the period from the beginning of each such tenant's then current billing period for CAM Charges (e.g., calendar year, lease year, etc.) through the Closing Date, any CAM monthly estimates or charges theretofore collected by Seller relating to such tenant (hereinafter referred to as the "CAM Estimates"), and a bill for the tenant's prorata share of CAM Charges (i.e., for CAM charges through the Closing Date net of any such CAM Estimates), together with all invoices and other evidence documenting such CAM Charges in detail required by such tenant's lease. Purchaser, at its option, may either:

                   (i)   elect to send any such bills to tenants
                   promptly following Closing, in which event such tenant shall pay any amount shown due directly to Seller, and Purchaser shall have no responsibility to collect same; or

                   (ii) elect to incorporate any bills prepared by Seller into a single post-closing (as and when appropriate for annual reconciliation or other billing of CAM charges for any tenant) bill for CAM Charges to such tenant, in which event such single bill, as and when paid, shall be apportioned between Seller and Purchaser based on the ratio of pre-and post-Closing CAM expenses (taking into account any CAM Estimates retained by Seller at Closing); or

                   (iii)  elect, post-Closing (as and when
                   appropriate for annual reconciliation or other billing of CAM Charges for any tenant) to send two bills to such tenant (i.e., one for pre-Closing charges as prepared by Seller and one for post-Closing charges), with such tenant to pay Seller directly for unpaid pre-Closing charges, if any.

                 Notwithstanding Purchaser's election above set forth, any CAM Estimates for any tenant shall be retained by Seller up to the amount of the pre-Closing CAM Charges payable by such tenant as evidenced by such bills and computations delivered by Seller at Closing, and any excess shall be paid or credited to Purchaser at Closing.

        4.4 In the event that there remains any unpaid base or minimum rent under any Direct Assignment Space Lease for a period prior to the month of Closing, all payments of base or minimum rent received from such tenant shall be applied to sums owed Purchaser before any part thereof shall be treated as belonging to Seller.
In the event that there remains any unpaid tenant receivable other than base or minimum rent (including without limitation any tax, CAM, insurance or percentage rent payments) for any period prior to the Closing under any such lease, all payments received from any tenant in arrears shall be applied to any sums owed Purchaser from such tenant (whether base or minimum rent or any other amount) before any part thereof shall be treated as belonging to Seller.
If at the time of Closing any tenants under any Direct Assignment Space Leases owe Seller any money, Seller shall have the right, subsequent to the Closing, to collect such sums directly from the tenants including bringing lawsuits against the tenants (at Seller's sole expense) for such collection; provided, however, Seller agrees that any such legal action or collection shall not include any disturbance of the possession, use or occupancy of the tenants or any right to evict the tenants, whether pursuant to the lease provisions or otherwise, and Purchaser shall not be obligated to join in any lawsuit or in any other way to participate or cooperate with Seller in its collection attempts, unless required to by law for Seller to maintain its action, and in such event, Purchaser will (at Seller's expense) join in such a lawsuit or action only if the same does not include or require disturbance of the possession of any tenants, as aforesaid.

        4.5 All brokerage and leasing commissions or other compensation due or accrued prior or subsequent to the date of Closing to any broker, agent, or other person in connection with any Parcel for brokerage or other services rendered to Seller or any predecessor of Seller in connection with the management and/or leasing of the Parcel (including without limitation any that may be due at Closing or in the future, attributable to the execution or renewal of any Space Lease) shall be credited to Purchaser to the extent not paid by Seller prior to Closing (it being agreed that payment of all of the foregoing shall be the sole responsibility of Seller).

        4.6 All prepaid rentals, other prepaid payments, security deposits, electric, gas, sewer and water deposits deposited with Seller by tenants, (including all accrued interest on all of the foregoing, unless Seller is entitled to retain the benefit thereof) under any Direct Assignment Space Leases shall all belong to Purchaser and all shall be assigned and delivered to Purchaser at the Closing. At Purchaser's option, Purchaser may take a cash credit in the amount of all security deposits to be delivered to Purchaser at Closing, and Seller may retain same.

        4.7 Interest on the Principal Mortgage shall be pro-rated as of 11:59 P.M. on the day preceding Closing.

        4.8 Tax escrow deposits (if any) held by Principal shall be
assigned to Purchaser at Closing.   Seller shall not receive a
credit in the amount thereof against the Purchase Price, but same shall be taken into account in computing the initial tax payments required to be made by Venture under the Venture Lease.

        4.9 If, following the Closing, a claim should be made by any entity, party or authority that it is entitled to receive unpaid or additional Transfer Taxes, Seller shall be responsible to and hereby agrees to pay any such claim as and when made (including any interest and/or penalties thereon or in connection therewith). Seller shall have the right to contest any such claim, provided it deposits the amount claimed in escrow with Purchaser for payment if such contest is unsuccessful. Seller shall and hereby agrees to defend, indemnify and hold Purchaser harmless from and against any claim, cost, loss or liability arising from or related to non-payment of any Transfer Taxes.

        4.10 The parties recognize that there will not be time, prior to Closing, to obtain as-built surveys on all Parcels. Accordingly, at Closing the sum of One Hundred Seventy-Five Thousand ($175,000.00) Dollars shall be withheld from the Purchase Price and applied by Purchaser to pay for the cost of surveys not obtained by Closing and to pay the cost of post-Closing title endorsements. Should Purchaser's actual cost of same be greater than One Hundred Seventy-Five Thousand ($175,000.00) Dollars, Seller will reimburse Purchaser for the excess on demand. Should Purchaser's actual costs be less, Purchaser will promptly refund the difference to Seller.

        4.11 Purchaser shall not be responsible for any charges, salaries, vacation pay or fringe benefits of employees of Seller prior to or following the Closing and none of the foregoing shall be prorated.

    5.  TITLE AND SURVEY.

        5.1 Seller shall convey to Purchaser at Closing valid and insurable fee (or leasehold, as the case may be) title to each Parcel, subject only to the Space Leases and the Permitted
Exceptions.

        5.2 If at Closing there shall exist on any Parcel a mortgage or other lien of a specified or readily ascertainable dollar amount(other than the Principal Mortgage and other than mortgages on the fee of Leased Parcels) , Seller shall be required to remove the same by payment, by bonding, or causing the Title Company to insure over the same or otherwise.

        5.3 At Closing, as a condition to Purchaser's obligations, Purchaser shall be able to obtain (at Seller's expense as aforesaid) a title insurance policy from Commonwealth Land Title Insurance Company for each Parcel, in the amount of the Purchase Price allocated thereto, subject only to the Permitted Exceptions and otherwise in form acceptable to Purchaser (including any endorsement and/or affirmative insurance Purchaser deems appropriate in its sole judgment). Seller agrees to use its diligent good faith efforts and take all necessary actions, at its sole cost, to obtain, following Closing, any title endorsement or affirmative insurance which Purchaser desires but which were not obtainable at Closing.

    6. HAZARDOUS WASTES. Seller represents and warrants (and it shall be a condition precedent to Purchaser's obligation to purchase at Closing) that, except as otherwise disclosed in written reports delivered to Purchaser prior to Closing by Seller or by Purchaser's environmental consultants or in Exhibit 11 or by any other written environmental reports actually received by Purchaser prior to Closing, as of the date of Closing: all Real Estate of each Parcel is in compliance with and does not violate any provisions of the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as the same may be amended from time to time) and/or of any other federal, state or local environmental or other statute relating to Hazardous Substances; and that Seller has never used the Parcel for the dumping or storage of any Hazardous Substances and knows of no such use by any other party and that there does not exist on, in or under any Real Estate any Hazardous Substances. The provisions of this Section 6 shall survive the Closing.

    7.  COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLER.

        In order to induce Purchaser to enter into the transaction herein set forth, Seller covenants, represents and warrants to Purchaser the following, all of which shall be required to be true and correct in all material respects on and as of the Closing Date (except with respect to matters disclosed in information furnished to Purchaser and its attorneys or disclosed on Exhibit 13 attached hereto) as a condition precedent to Purchaser's obligations hereunder, and all of which shall survive the Closing:

        7.1 Seller (i) is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction where a Parcel is located; and
(ii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage and operate its properties, to sell (or assign leasehold interest in) the Parcels, to enter into the Venture Lease and to conduct its business as now or currently proposed to be conducted.

        7.2 The execution, delivery and performance by Seller of each of the documents to which it is a party are within the corporate powers of Seller, have been duly authorized by all necessary corporate action, including the consent of shareholders where required, and do not (A) contravene the charter or by-laws of Seller, (B) to Seller's best knowledge, violate any law (including, without limitation, the Securities Exchange Act of 1934) or regulation, or any order or decree of any court or governmental instrumentality, (C) conflict with or result in a breach of, or constitute a default under (except to the extent waived by any lender), any material indenture, loan agreement, mortgage or deed of trust or any material lease, agreement or other instrument binding on Seller or any of its properties, or (D) result in or require the creation or imposition of any lien upon any of the property of Seller (other than the Venture Lease). This Agreement has been duly executed and delivered by Seller. This Agreement is (and each of the other documents to which Seller is or will be a party), when delivered, will be a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

        7.3 Seller has presented fairly its financial condition.

        7.4 Seller has good and insurable fee or leasehold title to all of the Real Estate (subject to the Permitted Exceptions), and there are no monetary liens (including liens or retained security interests of conditional vendors) of any nature whatsoever on any of the Real Estate (except for the Principal Mortgage and mortgages on the fee of Leased Parcels). Seller is not party to any contract, agreement, lease or instrument, the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a lien on any of the Real Estate or otherwise result in a violation of this Agreement, except as expressly permitted hereunder.

        7.5 It is Seller's intent to use the proceeds of the sale of the Properties for repayment of debt and/or general working capital purposes; and such proceeds shall not be used in any manner by Seller which will result in a breach or a default under any existing agreement between Seller and any of its creditors.

        7.6 There has been no material adverse change in the business, assets, operations, prospects or conditions (financial or otherwise) of Seller from and after the date representatives of Seller and Purchaser first discussed the transaction herein contemplated.

        7.7 Seller is not Insolvent nor will it be rendered
Insolvent by this transaction.

        7.8 Seller has filed or caused to be filed all tax returns in which the liability for taxes is in excess of $50,000 and which to the knowledge of Seller are required to be filed to date, and has paid all taxes shown to be due and payable before delinquency on said returns or on any assessments made (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided on the books of Seller), and no tax liens have been filed and, to the best knowledge of Seller, no claims are being asserted by any taxing authority with respect to any taxes.

        7.9 Seller has been represented by counsel in connection with the negotiation and drafting of this Agreement and all related agreements, including the Venture Lease, and Seller has undertaken its own independent investigation and review and, based upon such investigation and review, and based on Seller's current financial condition and its business plan, has determined in the exercise of its business judgment that the transactions contemplated in this Agreement (including without limitation the amount of the Purchase Price and the terms of the Venture Lease) are fair and are in the best interests of Seller and its shareholders and creditors.

        7.10 Seller has not received notice from any governmental authority, mortgagee, tenant, insurer or other party with respect to any Parcel, (i) that either the Real Estate or the use or operation of the improvements thereon is currently in material violation of any zoning, environmental or other land use regulations; (ii) that Seller is currently in material violation or with the passage of time will be in material violation of the requirements of any ordinance, law or regulation or order of any government or any agency, body or subdivision thereof (including, without limitation, the local building department) or the requirements of any insurance carrier of Seller respecting the Properties or Board of Fire Underwriters affecting any Parcel, or that any investigation has been commenced, or is contemplated, regarding any such possible violation; or (iii) asserting that Seller is required to perform work at any Parcel and to Seller's knowledge no such notice has been issued.

        7.11 There is no pending material litigation brought by or against Seller affecting any Property (including, without limitation, the Real Estate, the Overleases, and the Space Leases) or the operation of any Parcel except as set forth on Exhibit 12 (or as hereafter set forth in this paragraph). Seller has no knowledge of any other such threatened material litigation which affects any Property. The provisions of this paragraph shall not apply to any litigation involving personal injury or property damage that is fully covered by Seller's liability insurance. Notwithstanding the foregoing, Purchaser acknowledges that Seller has informed Purchaser of the existence of litigation involving Venture Store #21 (in Kansas City) whereby Seller has exercised an option to purchase certain leased land and the owner denies that such exercise is valid (the "Kansas City Litigation"). Seller agrees to use its best efforts, at its sole cost, to pursue the Kansas City Litigation to a successful outcome (i.e., to a purchase of such land). Seller shall keep Purchaser fully advised of the progress of such litigation, including prompt delivery of all papers. Purchaser will cooperate with Seller, if necessary, to allow such litigation to be pursued in Purchaser's name. Seller agrees that it will take such action in such litigation as Purchaser may reasonably direct. Seller shall and hereby agrees to defend, indemnify and hold Purchaser harmless from and against any and all loss, claim, liability, expenses or damages of whatever nature Purchaser may incur in any manner arising from or related to the Kansas City Litigation. If Seller prevails and is adjudicated to be allowed to purchase the land, Seller shall do so as promptly as possible at its sole cost and expense. Seller shall simultaneously, and without placing any further lien or encumbrance thereon (except for the lien of the Principal Mortgage if required thereunder), convey the land to Purchaser without cost (and Seller shall pay any transfer taxes thereon and the cost of a title policy in the amount of the purchase price therefor in favor of Purchaser), and the lease originally relating to such land shall be canceled. Seller shall not receive any rent credit against the Venture Lease rent by reason of such transactions (provided that Seller, from and after the aforementioned lease cancellation, shall not longer have to pay the rent due under such land lease that it was obligated to pay as Venture Lease tenant).

        7.12 The Space Leases described in Exhibit 3 comprise all the Space Leases presently existing for any Parcel and each is in full force and effect; no Space Lease has been modified or supplemented except (if at all) as set forth on Exhibit 3; Seller has delivered to Purchaser true, correct and complete copies of each instrument constituting any Space Lease; no rent has been paid more than one month in advance by any tenant, and no tenant is entitled to any current defense, credit, allowance or offset against rental; the information set forth in Exhibit 3 is true, correct and complete. To Seller's knowledge, there is no default of either landlord or any material default of tenant under any of the Space Leases, and to Seller's knowledge, no state of facts which with notice and/or the passage of time would ripen into a material default. There are no persons or entities (other than Seller) entitled to possession of any Parcel other than those listed on Exhibit 3 and licenses or concessions excepted from the definition of Space Leases as provided in Section 1.2. No work or installations are required of Seller under any Space Lease, and Seller has fully completed all tenant improvements specified in any Space Lease to be the responsibility of the landlord and has paid all tenant construction allowances. There are no leasing commissions due nor will any become due in connection with any Space Lease, or the renewal thereof and no understanding or agreement exists in regard to payment of any leasing commissions or fees for future Space Leases. No Space Lease Tenant is entitled to any free rent in lieu of a tenant improvement allowance or otherwise. To Seller's knowledge, Seller has no obligations with respect to contributing for or paying dues or charges to a tenant's merchant's association.

        7.13 To Seller's knowledge, there is no material default by any party under any reciprocal easement agreement, covenant or restriction, or other agreement of record affecting any Parcel (hereinafter collectively the "Title Agreements"), and no state of facts which with notice or the passage of time would constitute such a material default. In amplification of the foregoing, to Seller's knowledge, it has paid all amounts, satisfactorily performed all work, and otherwise complied with all provisions required to be paid, performed or complied with by the owner (or occupant) of each and every Parcel under all Title Agreements. Seller has delivered or caused to be delivered to Purchaser true, correct and complete copies of each instrument constituting any Title Agreement.

        7.14 Seller will pay all general, special and betterment assessments on any Property which are due and payable
(i.e., prior to delinquency) prior to the date of Closing.

        7.15 There are not now and will not be on the date of Closing any agreements or understandings relating to any Property which would be binding on Purchaser, except for Title Agreements, Overleases, and Space Leases, and no alterations, amendments or waivers pertaining to the foregoing will be made by Seller except with Purchaser's written approval prior to the date of Closing. The existence of the agreements hereafter referred to in Sections 7.27, 7.29, 7.30 and the Environmental Agreement (as hereinafter defined) shall not be deemed to violate the foregoing representations.

        7.16 The zoning classification of each Parcel is not violated by the use(s) and/or improvements thereon on the date hereof. To Seller's best knowledge, all permits and authorizations necessary with respect to each Parcel for its use, operation and occupancy are now in effect and will be in full force and effect as of the date of Closing.

        7.17 To Seller's best knowledge, no property other than each Parcel is included in the tax assessment of each Parcel, and there are no unpaid assessments for utility installations.

        7.18 There are no on-site employees or hired persons in connection with the management, operation or maintenance of any Property for which Purchaser will have any responsibility. Purchaser shall have no obligation, liability or responsibility with respect to charges, salaries, vacation pay, fringe benefits or like items subsequent to Closing, nor with any management or employment agreements with respect to the Property.

        7.19 Seller has no knowledge of any structural defects in the improvements situated upon each Parcel. The heating and air conditioning, plumbing, electrical and drainage systems at or serving each Parcel and all facilities and equipment relating thereto are in good condition and working order, and roofs are free of leaks; except to the extent any such system or roof problem would not materially impair normal store operation.

        7.20 To Seller's best knowledge, there is presently adequate parking at each Parcel to comply with the requirements of all of the Space Leases, Title Agreements and the applicable zoning laws (both individually and in the aggregate);

        7.21 No tenant under a Space Lease, landlord under an Overlease, party to a Title Agreement, or other person has any option, right of first refusal or other right to purchase any Parcel or any part thereof or interest therein, except as specifically set forth in Title Agreements delivered to Purchaser prior to Closing by Seller or the Title Company. No Landlord under an Overlease has any right to cancel or terminate same or increase the rent payable thereunder by reason of any of the transactions set forth in this Agreement. Except for the consent of Cook County, Illinois under the Elston Lease (which consent Seller covenants to use its best efforts, at its sole cost, to obtain as promptly as possible following Closing), no consent of any Overlease landlord is required for any of the transactions set forth in this Agreement (except for same which have already been obtained and will be delivered to Purchaser at Closing).

        7.22 Each Parcel has adequate drainage systems and easements in place so that water freely runs off it and does not pool or collect on any portion thereof in a manner that would materially impair the operation of the store on the Parcel; and such run-off does not violate the rights of any owners of adjacent property.

        7.23 To Seller's best knowledge, all construction and/or maintenance work required by the terms of any Overlease, Space Lease, or Title Agreement, or by any building, zoning or other law, ordinance or regulation affecting any Property, including without limitation any roadway and utility line construction on the Parcel and/or adjacent property has been completed and there are and will be no charges, liens or assessments against any Parcel or Purchaser for any of same.

        7.24 Seller knows of no pending or threatened eminent domain proceedings against or affecting any Parcel.

        7.25 The Overleases described in Exhibit 6 comprise all the Overleases presently existing for any Parcel and each is in full force and effect; no Overlease has been modified or supplemented, except (if at all) as set forth on Exhibit 6; Seller has delivered to Purchaser true, correct and complete copies of each instrument constituting any Overlease; no rent has been paid more than one (1) month in advance by Seller, and all rent and/or additional rent due to date under any Overlease has been paid; the information set forth in Exhibit 6 is true, correct and complete. To Seller's knowledge, there is no default of either the landlord or any material default of Seller under any of the Overleases, and to Seller's knowledge, no state of facts exists which with notice and/or the passage of time would ripen into a material default. No work or installations are required of Seller except as specified (if at all) in the Overleases, and in any case Seller has fully completed all improvements specified in any Overlease to be the responsibility of the tenant. There are no leasing commissions due nor will any become due by Seller in connection with any Overlease. To Seller's knowledge, Seller has no obligations with respect to contributing for or paying dues or charges to a tenant's merchant's association. Any consent required by any landlord under an Overlease pursuant to the terms thereof to any of the contemplated transactions in this Agreement (including without limitation assignment of the Overlease to Purchaser or a Purchaser Designee, sublease from a Purchaser Designee to Purchaser, and lease back to Seller under the Venture Lease) have been obtained and delivered to Purchaser.

        7.26 Seller does not own, directly or indirectly through any subsidiaries or joint ventures, any fee or leasehold interests in any real property other than the Fee Parcels, the Leased Parcels, the Met Parcels, the Option Lease Parcels, certain Venture Stores where affiliates of Purchaser are the landlords, leases for Venture Dollar Stores, and any other property elsewhere specifically covered in this Agreement.

        7.27     Griffith, Indiana 1979 Economic Development
Revenue Bond Financing.

            7.27.1  With respect to the 1979 Economic Development
Revenue Bond Financing with the Town of Griffith, Indiana (the
"Griffith Financing"):

                 (a) Neither The May Department Stores Company nor its successors and assigns is in breach of the Loan Agreement dated as of March 1, 1979 by Town of Griffith, Indiana and The May Department Stores Company (the "Griffith Loan Agreement" and, together with the other documents or delivered in connection with the Griffith Financing the "Griffith Documents").

                 (b)  No lien on the Griffith Parcel has been
granted or arisen in connection with the Griffith Financing;

                 (c) The obligations of The May Department Stores Company under the Griffith Documents are personal in nature and do not and will not attach to or burden the Griffith Parcel. In no event shall any actions or failures of act under the Griffith Documents result in any lien or encumbrances on the Griffith Parcel nor any liability against Purchaser or a Purchaser Designee; and

                 (d)  Seller shall apply so much of the sales
proceeds it receives at Closing relating to all Parcels as is necessary to fully pay off such obligation in accordance with
Section 5.5 of the Griffith Loan Agreement.

        7.28 The Joint Improvement Agreement dated as of March 15, 1979 by Griffith Plaza Company and The May Department Stores
Company is no longer in effect; and no person or entity has any outstanding obligations under such agreement.

        7.29     Corsicana, Texas Tax Abatement Agreements.

            7.29.1 As to each of the agreements dated May 4, 1992, between Venture Stores, Inc. and each of the following (each a "Corsicana Taxing Authority"): (a) Navarro County, (b) City of Corsicana, (c) Corsicana Independent School District, and (d) Navarro County Junior College District (collectively, the "Corsicana Tax Abatement Agreements"):

                Each of the Corsicana Tax Abatement Agreements (i) is in full force and effect, and (ii) has not been modified or terminated; and no default of Seller exists under any of the Corsicana Tax Abatement Agreements.

            7.29.2 Seller covenants to use best efforts to obtain the consent of each Corsicana Taxing Authority within ninety (90) days after the closing date to the assignment by Seller to Purchaser of the Corsicana Tax Abatement Agreements, in form reasonably acceptable to Purchaser.

        7.30    Corsicana, Texas Commitment.

           7.30.1 With respect to the Commitment dated May 6, 1992 from the City of Corsicana to Seller (the "Corsicana Commitment"), Seller represents that the commitment by the City of Corsicana for a Five Hundred Thousand ($500,000.00) Dollar loan referenced therein has never been utilized by Seller, and no debt or other obligation has been incurred by Seller pursuant thereto or in connection therewith.

           7.30.2 Seller covenants to use best efforts to obtain the consent of the City of Corsicana within ninety (90) days after the closing date, to the assignment by Seller to Purchaser of the Corsicana Commitment, in form reasonably acceptable by Purchaser.

        7.31 All conditions to the grant of any and all Texas Capital Fund moneys awarded to Seller in connection with the construction of the Distribution Center and infrastructure relating thereto have been satisfied; and no obligations or debts of Seller exist with respect to such Texas Capital Fund moneys awarded to Seller, except for One Hundred Forty-One Thousand One Hundred Ninety-Seven and 95/100 ($141,197.95) (the "Disallowed Amount"), which Disallowed Amount constitutes a personal debt of Seller. In no event can the Disallowed Amount be assessed against Purchaser or its successors or assigns after the transactions contemplated hereby are consummated, nor can all or any of such Disallowed Amount result in a lien against the Distribution Center Parcel.

        7.32 Without limitation or impairment of any other representations made in this Agreement, with regard to the Tulsa, Oklahoma Leased Parcel (Venture Store #52): (i) no percentage rent was payable by Seller for the most recently ended percentage rent year under such Overlease; and (ii) by reason thereof, no consent of the landlord under the Overlease is required for any of the transactions contemplated by this Agreement (including without limitation assignment of Overlease to Purchaser Designee, sublease back to Purchaser, and partial subleases back to Seller under Venture Lease), nor does such landlord have any right to terminate such Overlease by reason of any of such transactions.

        7.33 With regard to the Corsicana Option Contact: (i) same is in full force and effect and has not been modified or amended, nor has the option therein been exercised; (ii) a true, correct and complete copy of same has been delivered to Purchaser; and (iii) there exists no default by either party thereto.

        Notwithstanding anything above contained, Seller shall not be deemed to be in breach or default of or under any representation or warranty set forth in Sections 6, 7.4, 7.10, 7.12, 7.13, 7.14, 7.19, 7.22, 7.23, or 7.25 if and to the extent the fact, event, circumstance or condition causing or resulting in any such breach of representation or warranty would (i) constitute a default under the Venture Lease, and (ii) is fully cured by Seller (as tenant under the Venture Lease) within the applicable grace period therein set forth.

        All of the representations, warranties and covenants made by Seller in this Agreement exclude and except those matters referred to in Exhibit 13.

    8.  COVENANTS, REPRESENTATIONS AND WARRANTIES OF PURCHASER.

        In order to induce Seller to enter into the transaction herein set forth, Purchaser covenants, represents and warrants to Seller the following, all of which shall be required to be true and correct in all material respects on and as of the Closing Date as a condition precedent to Seller's obligations hereunder, and all of which shall survive the Closing:

        8.1 Purchaser (i) is a corporation, duly organized, validly existing and in good standing under the laws of the State of Kansas, and is duly qualified as a foreign corporation in each other jurisdiction where a Parcel is located and where the failure to so qualify would have a material adverse effect on the financial condition, operations, business, properties or assets of Purchaser;
(ii) has the requisite corporate power and authority and the legal right to own and operate its properties, to buy the Parcels, to enter into the Venture Lease and to conduct its business as now or currently proposed to be conducted.

        8.2 The execution, delivery and performance by Purchaser of each of the documents to which it is a party are within the corporate powers of Purchaser, have been duly authorized by all necessary corporate action, including the consent of shareholders where required, and do not (A) contravene the charter or by-laws of Purchaser, (B) to Purchaser's best knowledge, violate any law (including, without limitation, the Securities Exchange Act of 1934) or regulation, or any order or decree of any court or governmental instrumentality, or (C) conflict with or result in a breach of, or constitute a default under, any material agreement or other instrument binding on Purchaser or any of its properties. This Agreement has been duly executed and delivered by Purchaser. This Agreement is (and each of the other documents to which Purchaser is or will be a party), when delivered, will be a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

        8.3 Purchaser will not, on the Closing Date, cause any lien to be placed on any Real Estate as collateral to finance the acquisition of the Properties by Purchaser.

    9.  THE CLOSING.

        9.1 The Closing of the sale and purchase of the Property shall be held at Purchaser's offices at 3333 New Hyde Park Road, Suite 100, New Hyde Park, New York 11042, at 9:00 A.M. on August 6, 1997.

        9.2 At Closing, Purchaser shall pay the Purchase Price adjusted in accordance with the relevant provisions of this Agreement; and Purchaser shall execute and/or deliver corporate resolutions and opinion of counsel. Purchaser shall also cause to be executed (and a copy delivered to Seller) a sublease for any Leased Parcel whose Overlease was assigned to a Purchaser Designee, between such Purchaser Designee as landlord and Purchaser as tenant.

        9.3 At Closing, Seller shall execute and/or deliver to Purchaser the following:

            9.3.1 A special warranty deed (or the equivalent thereof) for each Fee Parcel in proper recordable form, duly executed and acknowledged by Seller, and conveying to Purchaser fee simple absolute ownership of the Real Estate free and clear of all liens, encumbrances and leases except for the Space Leases and Permitted Exceptions.

            9.3.2 An assignment of lease for each Overlease, in recordable form, to Purchaser or at Purchaser's option to a Purchaser Designee.

            9.3.3  An assignment of lease for each Direct
Assignment Space Lease, in recordable form, to Purchaser or at Purchaser's option to a Purchaser Designee.

            9.3.4 A collateral assignment of Seller's right, title and interest, free and clear of all liens, encumbrances and claims (except for the Principal Mortgage) in and to all Collateral
Assignment Space Leases for each Parcel.

            9.3.5 Notices to Overlease landlords, Space Tenants and other parties to Reciprocal Easement Agreements (in each case in compliance with any relevant requirements of any such document) affecting any Parcel advising them of the transfer of the Parcel to Purchaser.

            9.3.6 An opinion or opinions of counsel substantially confirming the representations in Sections 7.1 and 7.2 hereof, and corporate resolutions of Seller authorizing the transaction contemplated hereby.

            9.3.7 All forms and returns required in connection with payment of Transfer Taxes and/or recording the deeds.

            9.3.8 The Venture Lease, in form acceptable to Purchaser and Seller (which shall also be executed by Purchaser at Closing). At Seller's request, Purchaser and Seller shall also execute and deliver at Closing copies of recordable memoranda of the Venture Lease for recordation respecting each Parcel.

            9.3.9 FIRPTA affidavit in form reasonably satisfactory to Purchaser to the effect that Seller is not a "foreign person."

            9.3.10  Copies of all documents constituting Personal
Property (which copies may be delivered within 10 days following
Closing).

            9.3.11 An estoppel and consent from Principal in form reasonably satisfactory to Purchaser.

            9.3.12 A consent from Bankers Trust Company in form reasonably satisfactory to Purchaser.

            9.3.13 Any consents of Overlease landlords or other parties required for the transactions herein contemplated in form reasonably satisfactory to Purchaser.

            9.3.14 A bill of sale for the Distribution Fixtures, and any other instruments (such as motor vehicle transfer documents and/or release of existing UCCs) that may be necessary or appropriate to transfer same to Purchaser.

            9.3.15 Assignments of the Corsicana Tax Abatement
Agreements and Corsicana Commitment, in form acceptable to Purchaser.

            9.3.16 Assignments of the Texas Land Contract and
Maplewood Land Contract, in form acceptable to Purchaser.

            9.3.17 An assignment of the Corsicana Option Contract in form acceptable to Purchaser.

            9.3.18 Seller agrees to use its best efforts to obtain and deliver to Purchaser as promptly as possible post-Closing, estoppels from all landlords under Overleases, tenants under Space Leases, any other parties to REAs (to extent any of same are not delivered at Closing), in the forms sent out to all such parties, copies of which transmitted estoppel forms having been delivered to Purchaser.

    10. BROKERS. Purchaser and Seller each represents and warrants that it dealt with no broker or finder in connection with this transaction; and each agrees to defend, indemnify and hold the other harmless from and against any and all loss, liability and expense, including reasonable attorney's fees, the indemnified party may incur arising by reason of the above representations being false. The provisions of this Article 10 shall survive Closing.

    11. NOTICES. All notices, demands, requests, consents, approvals or other communications (for the purpose of this Section collectively called "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be valid only if in writing and sent by registered or certified United States mail, return receipt requested, postage prepaid, or delivered by Federal Express or UPS courier service, addressed as follows:



    To Purchaser:   3333 New Hyde Park Road
                    P. O. Box 5020
                    New Hyde Park, NY   11042-0020
                    Attention: Michael Flynn, President

                    with a copy to Bruce M. Kauderer, Esq.
                    at the same address.

    To Seller:      Venture Stores Inc.
                    2001 East Terra Lane
                    O'Fallon, MO  63366-0110
                    Attention:  Executive Vice President -Finance
                                 and Administration

                    with a copy to:
                    Venture Stores, Inc.
                    2001 East Terra Lane
                    O'Fallon, MO  63366-0110
                    Attention:  Legal Department


    12. ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, if any, with respect thereto. This Agreement may not be canceled, modified, changed or supplemented, nor may any obligation hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or except as otherwise expressly provided herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto and their respective successors or assigns.

    13. SURVIVAL. This Agreement, and all provisions hereof, shall survive the Closing and continue in full force and effect thereafter.

    14. TITLES AND HEADINGS.  Titles and headings of Articles and
Sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

    15. ATTACHMENTS. Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and is hereby incorporated in this Agreement by this reference.

    16. FURTHER ASSURANCES. Seller and Purchaser each agree to do such further acts and things and to execute and deliver such additional agreements and instruments as the other may reasonably require to consummate, evidence or confirm the sale or any other agreement contained herein in the manner contemplated hereby.

    17. MISCELLANEOUS. This Agreement shall extend to and be binding upon the legal representatives, heirs, executors, administrators, successors and assigns of the parties hereto. All references to "Sections" and "Articles" shall be deemed to be references to Sections and Articles of this Agreement unless otherwise indicated or unless the context otherwise requires.

    18. RULES OF CONSTRUCTION. The provisions of this Agreement shall be construed, in all respects, without reference to any rule or canon requiring or permitting the construction of provisions of documents against the interest of the party responsible for the drafting of the same, it being the intention and agreement of the parties that this Agreement be conclusively deemed to be the joint product of both parties and their counsel.

    19. OPTIONS AND RIGHTS

        19.1 Seller and Purchaser acknowledge that the spirit and intent of this transaction is that Purchaser, for the Purchase Price, would have the right to purchase all real estate assets of Seller (or as many of same as Purchaser desired), and lease back under the Venture Lease all space occupied by Venture and by Collateral Assignment Leases. However, due to the abbreviated period of time between the inception of this transaction and Closing, Purchaser will not have adequate time to complete its due diligence analyses/investigations, and/or to obtain the necessary consents and documentation, regarding the Met Parcels, the Option Lease Parcels, and the Springfield, Missouri Venture Lease Parcel (Venture Store #3, hereinafter the "Springfield Parcel"). Accordingly, to induce Purchaser to pay the full Purchase Price at Closing, notwithstanding that the Option Lease Parcels and Met Leased Parcels and Springfield Parcel will not be included in this transaction at Closing, Seller hereby irrevocably grants to Purchaser the rights and options set forth in the following sections of this Article 19 (it being agreed that the Purchase Price shall be deemed to include the grant of such rights and options without any additional consideration for same).

        19.2    Met Parcels Options And Rights.

            19.2.1 Seller, at Purchaser's request given at any time within two (2) years following the Closing Date, shall cause to be severed from the Met Lease pursuant to Section 17.01(b) of the Met Lease up to three (3) Units, as such term is defined in the Met Lease (the "Severed Units") and enter into New Leases (as such term is defined in the Met Lease) with Met Life. Upon such severance of the Severed Units, Seller shall assign the New Leases to Purchaser or at Purchaser's option to a Purchaser Designee (and separately assign to Purchaser or such Purchaser Designee any Space Leases Purchaser designates as Direct Assignment Leases, whereupon Purchaser shall sublease the Venture Store and any Collateral Assignment Leases in such Severed Units back to Seller by causing same to be incorporated into the Venture Lease. The rent under the Venture Lease shall not be increased thereby, except that Seller shall be required to pay, as additional rent, all rent and additional rent under the New Leases as if same had been Overleases included under the original Venture Lease at Closing (and said annual rent may be reduced if there are Direct Assignment Leases involved, as hereafter set forth). Seller shall pay all costs and expenses in connection with, or contemplated by, the foregoing severance, assignment and subleasing, including, but not limited to, the following: all costs and expenses charged by Met Life; all transfer, conveyance, recording and similar fees; all legal expenses incurred in connection therewith, including, but not limited to, the outside legal fees of Purchaser; the costs of environmental surveys, structural reports and title insurance relating to the Severed Units and all costs and expenses of any kind or nature relating to such severance, New Leases, assignment and subleasing. Seller shall cooperate at no cost to Purchaser in connection with the transactions contemplated by this paragraph. The Closing of any such Severed Unit shall be subject to the provisions of Section 19.3, as if same were Option Lease Parcels thereunder. There shall be no consideration payable to Seller by Purchaser in connection with the transactions contemplated by this paragraph. Purchaser shall have approval rights over the form of any New Lease. Seller shall not amend, or permit to be amended, the Met Lease in any manner that would increase the rent that would otherwise be payable under the New Leases, adversely affect the position of the tenant thereunder, or otherwise derogate, diminish or reduce Purchaser's rights under this Section 19.2.

            19.2.2 Seller hereby agrees for a period of five (5) years following the Closing Date, to decline the exercise of any right of first refusal, right of first offer or any other right to purchase that Seller may have with respect to any transaction entered into between Met Life (and/or any of its affiliates) and Purchaser (and/or any of its affiliates). In amplification and not in limitation of the foregoing, Seller hereby agrees to decline the exercise of any right that Seller would otherwise have pursuant to
Article 22 of the Met Lease or otherwise to purchase any Units, the Premises (as such term is defined in the Met Lease), or any other interest of Met Life in the Met Lease or the Premises upon the purchase of same by Purchaser or any of its affiliates.

            19.2.3 Seller hereby agrees that Purchaser, effective for a period of five (5) years from and after Closing, shall have a right of first refusal with respect to any rights of first refusal, rights of first offer or other purchase rights that Seller may have under Article 22 or any other provision of the Met Lease. Seller will deliver to Purchaser any notice or other correspondence Seller may receive from MetLife promptly following receipt of same. Accordingly, Seller will not waive any right it may have under
Article 22 or any other provision of the Met Lease. If Purchaser elects to purchase any of the Units or other property offered to Seller under Article 22 or any other provision of the Met Lease (the "Offered Property"), Purchaser shall notify Seller of its election whereupon Seller shall acquire the Offered Property and reconvey it to Purchaser, or Seller shall cause the Offered Property to be conveyed directly to Purchaser. All costs and expenses of the exercise of the rights under Article 22 of the Met Lease and the conveyance to Purchaser shall be borne by Seller. If Purchaser causes Seller to take direct title to the Offered Property, Purchaser shall cause adequate funds to be deposited with Seller to accomplish same. In amplification and not in limitation of the foregoing, Seller shall provide Purchaser with a copy of any Offering Notice (as such term is defined in the Met Lease) within five (5) days after receipt by Seller of such Offering Notice and Purchaser shall control Seller's response to such Offering Notice. Notwithstanding the foregoing, if Purchaser declines to purchase the Offered Property, Seller shall be free to purchase same. Further notwithstanding the foregoing, to the extent a grant of the rights set forth in this Section 19.2 would constitute a default by Seller under the Met Lease, they shall be and be deemed null and void ab initio.

            19.2.4 In addition to and not in limitation of the rights set forth in Section 19.2.3, upon request(s) from Purchaser at any time and from time to time for a period of five (5) years from Closing, Seller shall request MetLife to make a Reconveyance of one or more Excludable Parcels (as designated from time to time by Purchaser) pursuant to Section 22.06 of the Met Lease. Seller shall request that MetLife make such Reconveyance directly to Purchaser or a Purchaser Designee. If MetLife is unwilling to so directly convey, Seller will, simultaneously with the conveyance to it, reconvey to Purchaser or a Purchaser Designee. All costs and expenses of any such "Reconveyance" by MetLife and/or any reconveyance to Purchaser, including without limitation any costs and expenses of MetLife and/or any transfer taxes in connection with same, shall be borne by Seller. Seller agrees to fully comply with all provisions and conditions of, and take all actions (at its sole cost) required by Section 22.06 and any other relevant provision of the Met Lease necessary or appropriate to effectuate the provisions of this Section 19.2.4.

            19.2.5 In addition to and not in limitation of the foregoing rights of Purchaser under this Section 19.2, subject to Purchaser receiving any required consent or documentation from MetLife, Seller hereby agrees that, for a period of two (2) years following the Closing Date, Seller shall have the right and option, in addition to the rights previously set forth in this Section 19.2, to acquire any or all of Seller's entire right, title and interest in and to the Met Parcels, in the same manner, and subject to the same terms and conditions, as if same were Option Lease Parcels under Section 19.3, except that any such Met Parcels shall be leased back to Venture under a separate unitary net lease on same terms as Venture Lease (with appropriate rent adjustments).

    19.3    Option Lease Parcels.

            19.3.1 Seller hereby grants to Purchaser the irrevocable right and option, exercisable on written notice to Seller given at any time within two (2) years following the Closing Date, to acquire Seller's entire right, title and interest in and to any or all of the Option Lease Parcels. Such options may be exercised at any time and from time to time within such two- (2) year period as to any Option Lease Parcel or Parcels for which said option has not been previously exercised.

            19.3.2 Should Purchaser timely give an option exercise notice regarding any Option Lease Parcel or Parcels, at the Closing relating to such Option Lease Parcel(s) (which shall occur on a date and at a place designated by Purchaser), Seller shall execute such documents and instruments and take such other actions as Purchaser may reasonably request, including without limitation any documents that would have been executed at Closing had such Option Lease Parcel(s) been acquired by Purchaser at Closing, including without limitation collateral assignments for any Space Leases Purchaser desires to constitute Collateral Assignment Leases, and direct assignments of any Space Leases Purchaser desires to constitute Direct Assignment Leases. Notwithstanding the foregoing, if Purchaser desires to make any Space Leases Direct Assignment Leases, the Venture Lease shall be amended to provide Seller an annual rent credit thereunder with regard to annual net cash flow under each such Direct Assignment Lease computed in the manner set forth in Section 19.07 of the Venture Lease. The Closing of such Option Lease Parcel(s) shall also be subject to all terms and conditions (except those which, by their express context or clear implications, are clearly irrelevant or inappropriate) of this Agreement in the same manner as if such Option Lease Parcel(s) had originally been acquired at Closing; including without limitation (i) including appropriate portions of same under the Venture Lease without any increase in rent (other than rent and additional rent under any Overlease relating thereto); (ii)
Seller making all relevant representations and warranties set forth in this Agreement regarding such Option Lease Parcel(s) as of the Closing Date thereof; (iii) such apportionments as of Closing of such Option Lease Parcel(s) as may be appropriate, consistent with
Section 4 hereof; and (iv) Seller to pay at Closing all expenses relating to such Option Lease Parcel(s), as set forth in Section 4 hereof. Purchaser may not exercise an option on any Option Lease Parcel if the landlord would have the right to cancel by reason thereof, unless a waiver of such cancellation right is obtained; and Seller, on Purchaser's request, agrees to use diligent good faith efforts to obtain any such waiver.

            19.3.3 With regard to all Option Lease Parcels, as well as all Met Lease Parcels, following the Closing Seller shall have the right to enter into Space Leases for portions of same as long as same are at fair market rent, and to take such other commercially reasonable actions as it deems necessary concerning the ownership and operation of same.

    19.4    Springfield Parcel.


            19.4.1 Seller has informed Purchaser that, with regard to the Springfield Parcel, The May Department Stores Company ("May") currently has an obligation to pay approximately Four Hundred Forty-Eight Thousand ($448,000.00) Dollars per year of the annual Overlease rent (the "May Obligation"). However, the May Obligation would terminate upon a transfer of the Springfield Parcel without May's consent. Seller agrees to use its diligent, good faith efforts to obtain and deliver to Purchaser May's consent that the May Obligation will continue notwithstanding a transfer to Purchaser (or a Purchaser Designee), a possible sublease from a Purchaser Designee to Purchaser, and a leaseback to Seller, as if the Springfield Parcel had been included as a Leased Parcel at Closing (the "Springfield Consent"). If and when the Springfield Consent is obtained, the Springfield Parcel shall be considered an Option Lease Parcel, and Purchaser shall have all of the same rights with regard to same set forth in Section 19.3; except that if Purchaser exercises such option within such two- (2) year period, at the Closing thereof (i) Purchaser shall pay to Seller the sum of Four Million ($4,000,000.00) Dollars, and (ii) the Venture Lease shall be amended to increase the annual Base Rent thereunder by the amount of Five Hundred Ten Thousand ($510,000.00) Dollars.

    19.5    Rockford, Illinois Parcel

            19.5.1 Seller has informed Purchaser that the landlord of the Rockford, Illinois Overlease (Venture Store #151) would have the right to terminate such Overlease if same were originally included in this transaction at Closing. Seller agrees to use its diligent, good faith efforts to obtain from such landlord a waiver of its right to terminate (notwithstanding an assignment to Purchaser or a Purchaser Designee, a possible sublease from a Purchaser Designee to Purchaser, and a leaseback to Seller, as if the Rockford Parcel had originally been included in the Closing), or alternatively, evidence (including if requested an opinion of outside counsel) that said termination right has expired; in each case in form satisfactory to Purchaser (furnishing such satisfactory waiver or evidence being herein referred to as the "Rockford Condition"). Upon meeting the Rockford Condition, the Rockford Parcel shall be considered an Option Lease Parcel, and Purchaser shall have all of the same rights with regard to same set forth in Section 19.3; except that if Purchaser exercises such option within such two- (2) year period, at the Closing thereof (i) Purchaser shall pay to Seller the sum of Five Hundred Thousand ($500,000.00) Dollars, and (ii) the Venture Lease shall be amended to increase the annual Base Rent thereunder by the amount of Sixty-Three Thousand Seven Hundred Fifty ($63,750.00) Dollars.

    20. TEXAS LAND CONTRACT.

            20.1 Notwithstanding anything to the contrary set forth in this Agreement, Purchaser acknowledges that Seller has informed it that the undeveloped land owned by Seller in North Richland Hills, Texas (the "Texas Land") is subject to an option contract to purchase same dated July 31, 1997 between Seller as seller and Trademark Capital Investments LLC as purchaser (the "Texas Land Contract").

            20.2 Seller represents and warrants that a true, correct and complete copy of the Texas Land Contract has heretofore been delivered to Purchaser; that same is in full force and effect and has not been modified or amended nor have any material notices or waivers been delivered thereunder; and that Seller has neither given nor received any notice of default to or from the Purchaser thereunder, and Seller is not aware of any fact or circumstance which, with notice or the passage of time, might constitute a default by either party thereto.

            20.3 At Closing, the Texas Land shall be conveyed to Purchaser (and leased back to Seller) subject to the Texas Land Contract; and Seller shall assign to Purchaser Seller's entire right, title and interest in and to the Texas Land Contract, including any down-payment or deposit theretofore made by the purchaser thereunder (and Purchaser shall receive a credit for any option payment or down-payment previously made to Seller thereunder).

            20.4 If the closing of the Texas Land Contract should occur, then (i) Purchaser may retain all proceeds thereof, and
(ii) from and after such Texas Land Contract closing, such land shall ipso facto be deleted and surrendered from the Venture Lease and Seller shall receive a credit against the annual Base Rent under the Venture Lease in a sum equal to twelve and three-quarters (12.75%) percent of the "Net Sales Proceeds." Net Sales Proceeds shall mean the excess of (x) all amounts received by Purchaser from the purchaser on account of the sale net of pro-rations, including any down-payments and/or option payments theretofore made; over (y) all expenses incurred by Purchaser in connection with such transaction, including without limitation any transfer taxes, title premiums and expenses, legal fees, and/or brokerage commissions, and any amounts required to be paid to Banker's Trust to release its lien.

            20.5 Seller hereby agrees to and shall defend, indemnify and hold Purchaser harmless from and against any loss, claims, liabilities or damage Purchaser may incur in connection with taking an assignment of the Texas Land Contract and/or consummating the closing thereunder, including without limitation any liability for breach of representation or indemnities or environmental liability under the Texas Land Contract. There shall be no Venture Lease Base Rent credit for any amount paid or due to Purchaser under this Article 20.5.

            20.6 Purchaser agrees to act in a commercially reasonable manner as to any amendments, extensions or modifications requested by such purchaser in order to facilitate a closing so long as the purchase price under the Texas Land Contract is not reduced by more than twenty (20%) percent.

    21. INTENTIONALLY OMITTED.

    22. POST-CLOSING INSPECTION.

        Following Closing, Seller shall, upon request, give Purchaser access to Seller's books and records with respect to the operation of the Parcels for the calendar year in which Closing occurs and for the previous calendar year, for purposes of verifying collections and remittances and the preparation by Purchaser of financial statements and reports with respect to the Parcels. Such books and records shall be made available to Purchaser at reasonable times and upon reasonable advance notice to Seller, and without any expense to Seller or charge to Purchaser.

    23. ENVIRONMENTAL AGREEMENT.

            23.1 Reference is hereby made to the Environmental Agreement dated May 13, 1991, by and among Seller, Pept Investment Corporation (formerly known as Skil Corporation) ("Pept") and Emerson Electric Co. ("Emerson"), with respect to 5033 North Elston Avenue, Chicago, Illinois, Venture Site No. 168 (the "Elston Parcel"), as amended by the Memorandum of Understanding by and among Seller, Pept and Emerson (such Environmental Agreement as amended by the Memorandum of Understanding being hereby sometimes referred to as the "Environmental Agreement").

            23.2 It is the intention of Seller and Purchaser that all the benefits of the Environmental Agreement run in favor of Purchaser. Accordingly, Seller shall take all action that is necessary, at Seller's sole cost and expense, to (1) keep the Environmental Agreement in full force and effect; (2) post all letters of credit, bonds and other security as required by the Environmental Agreement; (3) submit when required all financial statements and reports and other items as required by Section 15 of the Environmental Agreement; (4) comply with all terms and conditions of the Environmental Agreement; (5) take such other action as Purchaser reasonably requests in order to cause Purchaser to receive the benefits of the Environmental Agreement or to otherwise consummate the intent of these provisions.

            23.3 Seller shall not take any action or consent or give its approval to any matter under the Environmental Agreement without Purchaser's prior written consent. If requested by Purchaser, Seller shall assign the Environmental Agreement to Purchaser. Seller shall pay all amounts, without reimbursement by Purchaser, required under the Environmental Agreement including, but not limited to, the amounts required to be paid pursuant to
Section 8 of the Environmental Agreement. Seller shall not hire any consultants or engineering firms without Purchaser's prior written consent. Seller shall be solely responsible for all remediation required with respect to the Elston Parcel, and Seller shall not undertake any remediation without Purchaser's prior written consent. Seller shall provide Purchaser with copies of all notices received by Seller in connection with the Environmental Agreement. Seller shall cause all environmental and other insurance to name Purchaser as an additional insured or named insured, as the case may be. Seller shall not waive any claim against Pept or Emerson without Purchaser's prior written consent. Seller hereby assigns to Purchaser all rights and causes of action that Seller may have against Emerson or Pept or any other third party with respect to the Contamination, as such term is defined in the Environmental Agreement.


    IN WITNESS WHEREOF, Seller and Purchaser have executed this
Agreement as of the day and year first above written.

WITNESSES:                        SELLER:

/s/Thomas L. Story                VENTURE STORES, INC.

/s/Karren M. Prasifka           By:/s/ Russell Solt
                                  Name:
                                  Title:


WITNESS:                          PURCHASER:

/s/Bruce M. Kauderer              KRCV CORP.

/s/Steven M. Kornblau           By:/s/ Milton Cooper
                                  Name:
                                  Title:

          The undersigned, Purchaser's parent corporation, hereby executes this Agreement for the sole purpose of agreeing to unconditionally guarantee the following post-Closing obligations of Purchaser: (i) to pay all amounts to Seller if, as and when due under Sections 3(b) and (c); and (ii) to reconvey any of the Parcels if, as and when required pursuant to the provisions of
Section 3(c). This is a continuing guaranty of performance and not collection.

                                   KIMCO REALTY CORPORATION

                                By:/s/Milton Cooper
                                   Name:
                                  Title:





                SCHEDULE OF EXHIBITS



Exhibit 1       Fee Parcels

Exhibit 2       Leased Parcels

Exhibit 3       Schedule of Space Leases

Exhibit 4       Schedule of Direct Assignment Space Leases

Exhibit 5       Schedule of Collateral Assignment Space Leases

Exhibit 6       Schedule of Overleases

Exhibit 7       Purchase Price Allocation

Exhibit 8       Schedule of Title Condition Amounts

Exhibit 9       Intentionally Omitted

Exhibit 10      Intentionally Omitted

Exhibit 11      Intentionally Omitted

Exhibit 12      Litigation

Exhibit 13      Seller Disclosures

Exhibit 14      Met Parcels

Exhibit 15      Option Lease Parcels

Exhibit 16      Distribution Fixtures